Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated October 21, 2015 and April 12, 2016, relating to the combined financial statements of PRN Group, included in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Cision Ltd. for the registration of 102,255,099 shares of its common stock.

/s/ Ernst & Young LLP

Iselin, NJ

November 28, 2017